Exhibit 99.1

IMAX CORPORATION REPORTS FIRST QUARTER

2020 RESULTS

HIGHLIGHTS

•	A solid balance sheet and ample cash puts the Company in a strong position to operate through this historic period of COVID-19-driven theater closures

•	In response to COVID-19, the Company has implemented cost reductions and drew on its revolver, ending the quarter with $352.3 million in consolidated cash and its $300 million revolver fully drawn

•	The Company estimates a monthly cash burn rate of approximately $10 million and remains confident in its ability to operate through an extended business shut down and a zero revenue environment

•	First quarter 2020 revenue decreased 56.5% versus 2019 to $34.9 million

•	First quarter 2020 net (loss) attributable to common shareholders was ($49.4) million. Non-GAAP adjusted EBITDA (loss) was ($4.4) million versus $28.5 million in the prior-year period

•	The Company is actively preparing to reopen to what is projected to be an IMAX-friendly second-half release slate

	Three Months Ended March 31,
In millions except per share data	2020	2019	YoY %
			Change
Total Revenue	$34.9	$80.2	(56.5%)
Gross Margin	$5.1	$45.1	(88.7%)
Gross Margin (%)	14.6%	56.3%

Net (Loss) Income(1)	$(49.4)	$8.3	N/A
Diluted Net (Loss) Income Per Share(1)	$(0.82)	$0.13	N/A
Adj. Net (Loss) Income Per Share(1)(2)	$(0.48)	$0.18	N/A

Adjusted EBITDA(2)	$(4.4)	$28.5	N/A
Adj. EBITDA Margin (%)(2)	(13.1%)	39.8%	N/A

(1) Attributable to common shareholders (2) Non-GAAP Financial Measure

Note: For the definition and reconciliations of reported results to non-GAAP financial results, please refer to the discussion of non-GAAP financial measures at the end of this earnings release.

NEW YORK – April 30, 2020 – IMAX Corporation (NYSE:IMAX) today reported first quarter 2020 revenues of $34.9 million, gross margin of $5.1 million, and a net (loss) attributable to common shareholders of ($49.4) million, or ($0.82) per diluted share. First quarter non-GAAP adjusted net loss attributable to common shareholders was ($28.7) million, or ($0.48) per diluted share. For reconciliations of reported results to non-GAAP financial results, please see the end of this press release.

The closure of substantially all of the Company’s theater network due to the global outbreak of the COVID-19 pandemic drove results down in the first quarter. Also contributing to the Company’s first quarter loss was a $10.2 million provision for credit losses on its theater receivables as a result of the current pandemic-related challenges facing the exhibition industry. In addition, the Company’s results include a deferred income tax charge of $19.7 million ($13.7 million attributable to common shareholders or $0.23 per share) related to its decision in the first quarter of 2020 to no longer indefinitely reinvest historical earnings from its Chinese business. The Company had previously planned to keep these funds overseas and, as a result, was not required to accrue withholding taxes. The change in IMAX China’s plans reflect its desire for increased capital allocation flexibility to repatriate cash from the Chinese mainland including for payment of dividends to shareholders including IMAX Corporation.

“IMAX is uniquely positioned to manage through a temporary shutdown of theaters as a result of strategic planning which led to our strong financial position, valuable brand, and vast global footprint. With our strong cash balance and continued cost discipline, we believe that we will be ready to program our network, accelerate our theater business, and once again bring audiences the world’s most immersive entertainment experience when ready,” said IMAX CEO Richard L. Gelfond.

“When global economies restart, and theaters reopen, we believe audiences will turn to strong, trusted brands like IMAX. In 2019, IMAX delivered a record year across global, international, and local language box office — underscoring the strength of our brand and product offering throughout an increasingly diverse geographic footprint.”

“We are working closely with our studio partners to reshape our slate in the second half of 2020 and into 2021 — a period that is now scheduled to see an impressive offering of marquee blockbuster films. Operationally, we are focused on ensuring that we can support this rich content pipeline with our proprietary post-production process and our enhanced marketing capabilities.”

“We continue to monitor the situation and carefully plan for the reopening of theaters in China when it is safe. We look forward to circumstances continuing to improve in the market and meeting strong audience demand for immersive filmmaking and entertainment experiences.”

“Above all, we are focused on the safety and well-being of our employees and our audiences. Our thoughts remain with those impacted by this pandemic around the world, as we continue to support the efforts of local governments and our industry to prioritize public health.”

First Quarter Segment Results(1)

	IMAX Technology Network			IMAX Technology Sales and Maintenance
	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
1Q20	$16.6	$2.8	17.0%	$15.1	$4.7	31.3%
1Q19	46.0	31.7	68.9%	30.1	13.1	43.5%
% change	(63.9%)	(91.1%)		(49.9%)	(63.9%)

(1) Please refer to the Company’s Form 10-Q for the period ended March 31, 2020 for additional segment information.

IMAX Technology Network

•

IMAX Technology Network revenues decreased 63.9% to $16.6 million in the first quarter of 2020, compared to $46.0 million in the prior-year period. The decline in revenue was driven by a 62.9% decrease in IMAX global box office connected to COVID-19-related theater closures.

•

Total gross margin for the IMAX Technology Network business was 17.0% in the most recent quarter, compared to 68.9% in the prior-year period. The year-over-year decrease in total gross margin was primarily driven by lower revenue.

IMAX Technology Sales and Maintenance

•	IMAX Technology Sales and Maintenance revenues decreased 49.9% to $15.1 million in the first quarter of 2020, compared with $30.1 million in the prior year period.

•

Total gross margin for IMAX Technology Sales and Maintenance was 31.3% compared to 43.5% in the prior year period. The year-over-year decline in total gross margin was primarily driven by fewer sales and sales-type leases due to COVID-19 related delays in theater installations and lower maintenance revenue as such services were not able to be provided while theaters are closed.

Cash Balances and Outstanding Debt

Total cash and cash equivalents as of March 31, 2020 was $352.3 million. Total debt was $300.0 million as of March 31, 2020 and represented an increase compared to $18.2 million as of December 31, 2019. As of March 31, 2020, the Company’s $300.0 million credit facility due June 28, 2023 was drawn in its entirety.

Share Count and Capital Return

•

The weighted average diluted shares outstanding at the end of the first quarter of 2020 declined 1.9% to 60.4 million, compared to 61.6 million in first quarter 2019, due primarily to share repurchase activity. During the quarter, a total of 2.5 million shares were repurchased at an average price of $14.72 for a total value of approximately $36.6 million. A total of $89.4 million remains available under the Company’s outstanding share repurchase authorization, which expires in June 2020.

•	During the first quarter of 2020, IMAX China repurchased a total of 480.6 thousand shares at an average price of $1.85 for a total value of approximately $890.8 thousand.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag.

The information posted on the Company’s corporate and Investor Relations website may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 8:30AM ET to discuss its first quarter 2020 financial results. This call is being webcast by PGI and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (800) 458-4148 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 484-0477. The conference ID for the call is 2512506. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 2512506.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of March 31, 2020, there were 1,616 IMAX theater systems (1,526 commercial multiplexes, 14 commercial destinations, 76 institutional) operating in 81 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corp., trade on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Instagram (https://www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Brett Harriss 212-821-0187 bharriss@IMAX.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

###

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China, including the adverse impact of the coronavirus outbreak in China; the performance of IMAX DMR® films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from any of the Company’s restructuring initiatives; the impact of COVID-19 on our financial condition and results of operations and on the businesses of our customers and exhibitor partners; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company has the following reportable segments: (i) IMAX DMR; (ii) Joint Revenue Sharing Arrangements; (iii) IMAX Systems, (iv) IMAX Maintenance; (v) Other Theater Business; (vi) New Business Initiatives; (vii) Film Distribution; and (viii) Film Post-production. The Company organizes its reportable segments into the following four categories, identified by the nature of the product sold or service provided:

(i)	IMAX Technology Network, which earns revenue based on contingent box office receipts and includes the IMAX DMR segment and contingent rent from the Joint Revenue Sharing Arrangement (“JRSA”) segment;

(ii)	IMAX Technology Sales and Maintenance, which includes results from the IMAX Systems, IMAX Maintenance and Other Theater Business segments, as well as fixed revenues from the JRSA segment;

(iii)	New Business Initiatives, which is a segment that includes activities related to the exploration of new lines of business and new initiatives outside of the Company’s core business; and

(iv)

Film Distribution and Post-production, which includes activities related to the distribution of films primarily for the Company’s institutional theater partners (through the Film Distribution segment) and the provision of film post-production and quality control services (through the Film Post-production segment).

Non-GAAP Financial Measures

In this release, the Company presents adjusted net (loss) income attributable to common shareholders and adjusted net (loss) income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin, free cash flow and return on invested capital as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP. Adjusted net (loss) income attributable to common shareholders and adjusted net (loss) income attributable to common shareholders per diluted share exclude, where applicable: (i) share-based compensation; (ii) exit costs, restructuring charges and associated impairments, and (iii) changes in the fair value of equity investments, as well as the related tax impact of these adjustments, and (iv) income tax expense related to the removal of the indefinitely reinvested assertion on the historical earnings of certain subsidiaries.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual charges to net (loss) income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Company’s credit agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As allowed by the Company’s credit agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance against its credit agreement requirements in the current period. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net (loss) income excluding (i) interest income (expense), net; (ii) income tax provision (benefit); and (iii) depreciation and amortization. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) gain (loss) from equity accounted investments; (ii) stock and other non-cash compensation; (iii) exit costs, restructuring charges and associated impairments; (iv) change in fair value of equity investment; (v) write-downs, net of recoveries, including asset impairments and receivable provisions; and (vi) adjusted EBITDA attributable to non-controlling interests.

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the condensed consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

These non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Additionally, the non-GAAP financial measures used by the Company should not be considered as a substitute for, or superior to, the comparable GAAP amounts.

Signings and Installations

	Three Months Ended March 31,
Theater System Signings:	2020		2019
Full new sales and sales-type lease arrangements	2		9
New hybrid joint revenue sharing lease arrangements	—		3
New traditional joint revenue sharing arrangements	2		2

Total new IMAX Theater Systems	4		14
Upgrades of IMAX Theater Systems	11		9

Total IMAX Theater System signings	15		23

	Three Months Ended March 31,
Theater System Installations:	2020		2019
Full new sales and sales-type lease arrangements	2		6
New hybrid joint revenue sharing lease arrangements	1		4
New traditional joint revenue sharing arrangements	2		4

Total new IMAX Theater Systems	5		14
Upgrades of IMAX theater systems	7		3

Total IMAX Theater System installations	12		17

	Three Months Ended March 31,
Theater Sales Backlog:	2020		2019
Sales and sales-type lease arrangements	180		182
Joint revenue sharing arrangements
Hybrid lease arrangements	138		117
Traditional arrangements	215	(1)	272	(1)

Total IMAX Theater System backlog	533		571

	Three Months Ended March 31,
IMAX Theater System Network:	2020		2019
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	659		611
Hybrid joint revenue sharing lease arrangements	136		128
Traditional joint revenue sharing lease arrangements	731		681

Total Commercial Multiplex Theaters	1,526		1,420
Commercial Destination Theaters	14		14
Institutional Theaters	76		80

Total IMAX Theater System network	1,616		1,514

(1)	Includes 34 IMAX Theater Systems where the customer has the option to convert from joint revenue sharing arrangements to a sales arrangement (2019 — 46).

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues(1)
Technology sales	$5,662	$15,200
Image enhancement and maintenance services	20,721	44,147
Technology rentals	5,971	18,170
Finance income	2,548	2,681

	34,902	80,198

Costs and expenses applicable to revenues(1)
Technology sales	3,869	9,435
Image enhancement and maintenance services	17,816	19,243
Technology rentals	8,131	6,380

	29,816	35,058

Gross margin	5,086	45,140
Selling, general and administrative expenses	28,636	27,649
Research and development	2,200	1,136
Amortization of intangibles	1,321	1,075
Credit loss expense	10,217	431
Asset impairments	1,151	—
Exit costs, restructuring charges and associated impairments	—	850

(Loss) Income from operations	(38,439)	13,999
Change in fair value of equity securities	(4,539)	2,491
Retirement benefits non-service expense	(116)	(160)
Interest income	365	570
Interest expense	(648)	(681)

(Loss) income before taxes	(43,377)	16,219
Income tax expense	(15,505)	(3,648)
Equity in losses of investees, net of tax	(529)	(84)

Net (loss) income	(59,411)	12,487
Less: Net loss (income) attributable to non-controlling interests	10,057	(4,222)

Net (loss) income attributable to common shareholders	$(49,354)	$8,265

Net (loss) income per share attributable to common shareholders – basic and diluted:
Net (loss) income per share – basic and diluted	$(0.82)	$0.13

Weighted average number of shares outstanding (000’s):
Basic	60,418	61,377
Fully Diluted	60,418	61,559
Additional Disclosure:
Depreciation and amortization(2)	$15,252	$14,211

(1)

In the first quarter of 2020, the Company updated certain account names within revenues and costs and expenses applicable to revenues in its Condensed Consolidated Statements of Operations to better reflect the nature of its business activities.

(2)	Includes $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended March 31, 2020, respectively (2019 – $0.1 million, respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except share amounts)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$352,277	$109,484
Accounts receivable, net of allowance for credit losses	64,818	99,513
Financing receivables, net of allowance for credit losses	121,112	128,038
Variable consideration receivable from contracts, net of allowance for credit losses	38,694	40,040
Inventories	61,635	42,989
Prepaid expenses	11,558	10,237
Film assets	15,645	17,921
Property, plant and equipment	294,361	306,849
Investment in equity securities	11,131	15,685
Other assets	24,559	25,034
Deferred income tax assets	37,967	23,905
Other intangible assets	29,542	30,347
Goodwill	39,027	39,027

Total assets	$1,102,326	$889,069

Liabilities
Bank indebtedness	$298,355	$18,229
Accounts payable	25,296	20,414
Accrued and other liabilities	111,850	112,779
Deferred revenue	103,267	94,552
Deferred income tax liabilities	19,681	—

Total liabilities	558,449	245,974

Commitments and contingencies
Non-controlling interests	5,500	5,908

Shareholders' equity
Capital stock common shares – no par value. Authorized – unlimited number. 58,878,749 issued and 58,786,752 outstanding (December 31, 2019 — 61,362,872 issued and 61,175,852 outstanding)	405,583	423,386
Less: Treasury stock, 91,957 shares at cost (December 31, 2019 – 187,020)	(1,419)	(4,038)
Other equity	168,892	171,789
Accumulated deficit	(108,428)	(40,253)
Accumulated other comprehensive loss	(5,759)	(3,190)

Total shareholders' equity attributable to common shareholders	458,869	547,694
Non-controlling interests	79,508	89,493

Total shareholders' equity	538,377	637,187

Total liabilities and shareholders' equity	$1,102,326	$889,069

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash provided by (used in):
Operating Activities
Net (loss) income	$(59,411)	$12,487
Adjustments to reconcile net (loss) income to cash from operating activities:
Depreciation and amortization	15,252	14,211
Credit loss expense	10,217	431
Write-downs	4,403	266
Deferred income tax expense	5,627	688
Share and other non-cash compensation	4,309	4,524
Unrealized foreign currency exchange loss (gain)	223	(24)
Change in fair value of equity securities	4,539	(2,491)
Equity in losses of investees	529	84
Investment in film assets	(3,064)	(3,740)
Changes in other non-cash operating assets and liabilities	23,342	(27,105)

Net cash provided by (used in) operating activities	5,966	(669)

Investing Activities
Purchase of property, plant and equipment	(271)	(2,237)
Investment in joint revenue sharing equipment	(1,580)	(9,716)
Acquisition of other intangible assets	(862)	(540)
Investment in equity securities	—	(15,153)

Net cash used in investing activities	(2,713)	(27,646)

Financing Activities
Increase in bank indebtedness	280,000	35,000
Repayment of bank indebtedness	—	(15,000)
Settlement of restricted share units and options	(1,667)	(4,987)
Treasury stock repurchased for future settlement of restricted share units	(1,419)	(4,207)
Repurchase of common shares, IMAX China	(891)	(1,767)
Taxes withheld and paid on employee stock awards vested	(236)	(219)
Common shares issued – stock options exercised	—	803
Repurchase of common shares	(36,624)	—

Net cash provided by financing activities	239,163	9,623

Effects of exchange rate changes on cash	377	186

Increase (decrease) in cash and cash equivalents during period	242,793	(18,506)
Cash and cash equivalents, beginning of period	109,484	141,590

Cash and cash equivalents, end of period	$352,277	$123,084

	Three Months Ended
	March 31,
	2020	2019
Revenue
IMAX Technology Network
IMAX DMR	$10,629	$27,950
Joint revenue sharing arrangements, contingent rent	5,971	18,044

	16,600	45,994

IMAX Technology Sales and Maintenance
IMAX Systems	5,688	13,026
Joint revenue sharing arrangements, fixed fees	770	2,539
IMAX Maintenance	7,370	12,951
Other Theater Business	1,263	1,626

	15,091	30,142

New Business Initiatives	478	834
Film Distribution and Post-Production	2,494	2,662

	34,663	79,632

Other	239	566

Total revenues	$34,902	$80,198

Gross Margin
IMAX Technology Network
IMAX DMR(1)	$4,443	$19,775
Joint revenue sharing arrangements, contingent rent(1)	(1,618)	11,935

	2,825	31,710

IMAX Technology Sales and Maintenance
IMAX Systems(1)	3,176	7,052
Joint revenue sharing arrangements, fixed fees(1)	179	295
IMAX Maintenance	759	5,281
Other Theater Business	610	475

	4,724	13,103

New Business Initiatives	361	619
Film Distribution and Post-Production(1)	(1,935)	(25)

	5,975	45,407

Other	(889)	(267)

Total Segment Margin	$5,086	$45,140

IMAX DMR gross margin includes marketing costs of $2.4 million for the three months ended March 31, 2020 (2019 — $3.9 million). JRSA gross margin includes advertising, marketing and commission expense of $0.5 million for the three months ended March 31, 2020 (2019 — expense of $0.1 million). IMAX Systems gross margin includes marketing and commission costs of $0.2 million for the three months ended March 31, 2020 (2019 — $0.5 million). Film Distribution segment gross margin includes marketing expense of $0.2 million for the three months ended March 31, 2020 (2019 — expense of $0.6 million).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net (loss) income attributable to common shareholders and adjusted net (loss) income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin, free cash flow and return on invested capital as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP. Adjusted net (loss) income attributable to common shareholders and adjusted net (loss) income attributable to common shareholders per diluted share exclude, where applicable: (i) share-based compensation; (ii) exit costs, restructuring charges and associated impairments, and (iii) changes in the fair value of equity investments, as well as the related tax impact of these adjustments, and (iv) income tax expense related to the removal of the indefinitely reinvested assertion on the historical earnings of certain subsidiaries.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual charges to net (loss) income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Company’s credit agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As allowed by the Company’s credit agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance against its credit agreement requirements in the current period. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net (loss) income excluding (i) interest income (expense), net; (ii) income tax provision (benefit); and (iii) depreciation and amortization. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) gain (loss) from equity accounted investments; (ii) stock and other non-cash compensation; (iii) exit costs, restructuring charges and associated impairments; (iv) change in fair value of equity investment; (v) write-downs, net of recoveries, including asset impairments and receivable provisions; and (vi) adjusted EBITDA attributable to non-controlling interests.

These non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Additionally, the non-GAAP financial measures used by the Company should not be considered as a substitute for, or superior to, the comparable GAAP amounts.

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	12 Months Ended	12 Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020(1)	March 31, 2019(1)
Reported net (loss) income attributable to common shareholders	$(49,354)	$8,265	$(10,753)	$22,604
Add (subtract):
Provision for income taxes	10,949	2,721	21,369	5,193
Interest expense, net of interest income	253	270	930	655
Depreciation and amortization, including film asset amortization	14,012	12,964	59,502	53,148

EBITDA	$(24,140)	$24,220	$71,048	$81,600
Stock and other non-cash compensation	4,158	4,414	22,697	22,594
Change in fair value of equity investment	3,165	(1,700)	5,218	(1,700)
Write-downs, including asset impairments and credit loss expense	11,928	655	17,040	2,917
Exit costs, restructuring charges, and associated impairments	—	850	—	9,690
Legal arbitration award	—	—	—	11,737
Executive transition costs	—	—	—	2,994
Loss from equity accounted investments	529	84	442	371

Adjusted EBITDA attributable to common shareholders	$(4,360)	$28,523	$116,445	$130,203

Adjusted revenues attributable to common shareholders(2)	$33,306	$71,724	$319,236	$332,489

Adjusted EBITDA margin attributable to common shareholders	(13.1)%	39.8%	36.5%	39.2%

(1)	Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.

(2)	Three months ended March 31, 2020		Three months ended March 31, 2019		12 months ended March 31, 2020		12 months ended March 31, 2020
Total revenues		$34,902		$80,198		$350,368		$369,615
Greater China revenues	$5,269		$26,681		$102,882		$116,055
Non-controlling interest ownership percentage(3)	30.29%		31.76%		30.26%		31.99%

Deduction for non-controlling interest share of revenues		(1,596)		8,474		(31,132)		(37,126)

Adjusted revenues attributable to common shareholders		$33,306		$71,724		$319,236		$332,489

(3) Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

Adjusted Net (Loss) Income Attributable to Common Shareholders and Adjusted Diluted Per Share Calculations

(In thousands of U.S. dollars)

(Unaudited)

	March 31, 2020		March 31, 2019
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net (loss) income attributable to common shareholders	$(49,354)	$(0.82)	$8,265	$0.13
Adjustments:
Share-based compensation	4,075	0.07	4,277	0.07
Exit costs, restructuring charges and associated impairments	—	—	850	0.01
Change in fair value of equity securities	3,165	0.05	(1,700)	(0.02)
Tax impact on items listed above	(338)	(0.01)	(881)	(0.01)
Income tax expense related to removal of indefinitely reinvested assertion on the historical earnings of certain subsidiaries	13,726	0.23	—	—

Adjusted net (loss) income	$(28,726)	$(0.48)	$10,811	$0.18

Weighted average basic shares outstanding		60,418		61,377

Weighted average diluted shares outstanding		60,418		61,559

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net (loss) income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

Three Months Ended
March 31, 2020
Net cash provided by operating activities	$5,966
Net cash used in investing activities	(2,713)

Free cash flow	$3,253